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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for



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    which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:


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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

The following is a newspaper article published on January 31, 2005 in the St. Louis Post-Dispatch.

Pulitzer purchase is largest in history of Lee Enterprises
By GREGORY CANCELADA
Of the Post-Dispatch

The $1.46 billion purchase of Pulitzer Inc. is the largest in the history of Lee Enterprises Inc. Despite the deal's heavy debt load, it matches Lee's history of growing through acquisitions.

Lee, based in Davenport, Iowa, traditionally had focused on small, Midwestern daily and weekly newspapers and specialty publications, while purchasing some television stations.

But the company decided in 2000 to sell the television properties, expand its online presence and seek newspapers with a daily circulation of at least 30,000. The decision came less than 10 months after Mary E. Junck joined Lee as chief operating officer. Junck, who is now Lee chairman and chief executive, had been an executive vice president at Times Mirror Co. in charge of the chain's eastern newspapers. She also had been publisher at the Baltimore Sun and St. Paul Pioneer-Press.

In 2002, Lee purchased Howard Publications, a family-owned company of 16 daily newspapers, for $694 million. The deal in creased Lee's daily newspaper circulation by about 75 percent to 1.1 million.

A key aspect of Lee's strategy has been to aggressively build local advertising revenue, rather than chase national and big retailer advertisers. To support this effort, the company likes to cluster newspapers within a key market, while expanding circulation.

It also uses Web sites and specialty publications to capture an even larger audience. Madison, Wis., for example, is the scene of some of Lee's biggest success.

It owns the Wisconsin State Journal, the city's largest daily newspaper, and holds an equity stake in Madison's other daily, The Capital Times. Clustering publications proved to be one reason why Lee liked Pulitzer.

The St. Louis publisher owns the St. Louis Post-Dispatch and the Suburban Journals of Greater St. Louis. Both units give Pulitzer a dominant position in local publishing, though it hasn't been as effective as Lee in capturing a big stake of local advertising dollars.

Lee says it typically takes more than a 50 percent share of local advertising.

Pulitzer also boasts a chain of small and mid-size newspapers and specialty publications that are a natural fit for Lee. The bigger question is whether Lee's growth model works with a large metropolitan market like St. Louis, where the Post-Dispatch's circulation is about three times the size of the largest Lee newspaper. And then there's the deal's debt load, which is being financed by a $1.55 billion bank facility led by Deutsche Bank and SunTrust Bank.



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Asked if the debt would be a problem, Junck replied: "It won't be." Lee
Enterprises was founded in 1890 when A.W. Lee, a young newspaperman, purchased the Courier in Ottumwa, Iowa.

Former Lee Enterprises Chairman and Chief Executive Lloyd Schermer and his family members own, through individual ownership and trusts, about 38 percent of the controlling Class B stock.

Included on Lee's board are two St. Louisans: Andrew E. Newman, former chief executive of Edison Brothers Stores Inc., and Mark Vittert, investor and a founder of the St. Louis Business Journal.

The largest reported owners of Lee's common stock are Ariel Capital Management of Chicago (19.5 percent) and Private Capital Management LP of Naples, Fla., (16.4 percent), according to filings with the U.S. Securities and Exchange Commission.

Tim McLaughlin of the Post-Dispatch contributed to this report.

         ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

         PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.